Exhibit 99.1

News Release General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy Announces First Quarter 2017

Operating and Financial Results

HOUSTON--(GLOBE NEWSWIRE)--May 9, 2017--Sanchez Energy Corporation (NYSE: SN), today announced operating and financial results for the first quarter 2017.  Highlights include:

•

First quarter 2017 production, which includes one month of Comanche production, totaled approximately 4.6 million barrels of oil equivalent (“MMBoe”), or approximately 51,800 barrels of oil equivalent per day (“Boe/d”), net of previously divested production of approximately 3,700 Boe/d;

•

First quarter 2017 revenues were approximately $134 million, an increase of approximately six percent when compared to the fourth quarter 2016; Adjusted revenue (a non-GAAP financial measure), inclusive of realized hedge settlements, was approximately $131 million during the first quarter 2017;

•

As of March 31, 2017, the Company had approximately $565 million in liquidity, with approximately $125 million in cash and cash equivalents and approximately $440 million of combined borrowing capacity under the Company’s two bank credit facilities;

•

The Company brought 14 wells on-line in the South-Central region of Catarina in the first quarter 2017 using a new generation of frac design that is 60 percent larger than the previous design used in this region; and

•

Within 45 days of closing the Comanche Transaction, nine drilled uncompleted wells (“DUCs”) had been completed and brought online with several wells producing at initial production rates in excess of 1,000 Boe/d and with much higher oil weighting (~76 percent) than expected.

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MANAGEMENT COMMENTS

“During the first quarter 2017, we closed the transformational Comanche Transaction, which provides us with tremendous growth opportunities now and for many years to come,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “Upon closing, we immediately ramped up activity on the Comanche assets through the seamless transition of operations.   In support of our operations ramp up at Comanche, we contracted major services, including drilling rigs, pressure pumping and sand.  These fixed price arrangements allow us to maintain our cost structure and de-bundled approach to procurement despite current upward price pressure on the services market.  When combined with our active hedging program, we have taken significant strides toward securing attractive operating margins for several years to come.

“Importantly, our rapid integration of the Comanche assets during the first quarter has already produced positive results with initial production from the first nine DUC wells on-line in only 45 days.  These relatively short lateral length (~4,400 ft.) DUC wells are exceeding production expectations with 24 hour rates on several wells in excess of 1,000 Boe/d. Normalized for lateral length, these wells are averaging in excess of 20% above the forecasted initial production rate and are significantly more oil-weighted than our modeled type curve.   Additionally, we have seen incremental upside from low cost workovers that enable us to restart production from 13 previously shut-in wells.  These high rate of return projects have added over 2,100 gross Boe/d of production at a total gross cost of approximately $1.2 million.  We are currently running three drilling rigs, four frac spreads, and seven workover rigs at Comanche, with plans to add two additional drilling rigs in the second quarter 2017.

“In addition to assuming operations at Comanche, the Company brought 14 horizontal wells on-line in the South-Central region of Catarina at the end of the first quarter.  These wells were completed with 60 percent more proppant and fluids compared to our standard design. The completion method was changed to use 3,000 pounds of proppant per lateral foot and is the result of positive tests conducted in this area over the last year.  These 14 South-Central wells, which are shorter than our standard lateral length by ~1,000 ft., averaged a 30-day production rate of 1,050 Boe/d, in-line with our South-Central Type Curve.  The wells are maintaining very good pressures and relatively flat production profiles. Based on the results of the previous testing, we anticipate the new completion design will result in a flatter decline profile, which is forecasted to be

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approximately 25 percent better than our standard completion work after six months of operation.  We view the production results as confirming our inventory expectations in the South-Central area of Catarina and are currently in the process of drilling additional appraisal wells on the next two development rows north of the E33 pad that are intended to prove out additional locations for future drilling programs.

“First quarter 2017 financial results were reduced by one-time costs related to the Comanche Transaction as well as an increase in our operating expenses as we ramped up operational capabilities to integrate the Comanche assets.  Because the acquisition closed on March 1, 2017, these expenses were paired with only one month of revenue from the Comanche assets.  With current production levels up over 46 percent from the first quarter 2017 average production, we expect operating cash flow and margins to increase through the remainder of the year as we phase into a more normalized operations pace.”

OPERATIONS UPDATE

During the first quarter 2017, the Company spud 33 gross (28.8 net) wells and completed 19 gross (16 net) wells.

At Maverick, the Company currently has two drilling rigs operating on the Hausser lease with completion activity scheduled to begin early in the third quarter 2017.

Drilling costs at Catarina during the first quarter 2017 averaged approximately $1.5 million, while completion costs increased to $2.4 million, largely as a result of the 60 percent increase in proppant and fluids. The total average well cost of approximately $3.9 million is in-line with the Company’s inflation expectations, when adjusted for the increased proppant loading.

During the first quarter 2017, the Company brought 14 wells on-line at Catarina.  As of March 31, 2017, the Company had drilled 69 wells towards its 50 well annual commitment at Catarina, which runs from July 1, 2016 to June 30, 2017.  Accordingly, the Company has already

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banked 19 wells toward next year’s annual drilling commitment and is on pace to achieve a 30 well bank by June 30, 2017.

As of March 31, 2017, the Company had 2,060 gross (821 net) producing wells with 169 gross wells in various stages of completion, 132 of those being DUCs acquired in the Comanche Transaction.  Well counts detailed by asset in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/Undergoing Completion
Catarina	347	19
Comanche	1,435	133
Maverick	80	12
Marquis	104	—
Palmetto	80	5
TMS / Other	14	—
Total	2,060	169

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the first quarter 2017 consisted of approximately 33 percent oil, 29 percent natural gas liquids (“NGL”), and 38 percent natural gas.  By asset area, Catarina, Comanche, Marquis, Maverick, and Palmetto/TMS/Other comprised approximately 69 percent, 19 percent, four percent, six percent, and two percent, respectively, of the Company’s total first quarter 2017 production volumes.

Revenues of approximately $134 million during the first quarter 2017 were up 68 percent compared to the first quarter 2016.  Hedge settlements resulted in a $2.9 million loss for the first quarter 2017.   Commodity price realizations during the first quarter 2017, including the impact of derivative instrument settlements, were $47.26 per barrel (“Bbl”) of oil, $19.77 per Bbl of NGL and $2.93 per thousand cubic feet (“Mcf”) of natural gas.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent (“Boe”) for the first quarter 2017 are summarized in the following table: Production,

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average sales prices, and operating costs and expenses per Boe for the first quarter 2017 are summarized in the table that follows:

	Three Months Ended
	March 31,
	2017	2016
Net Production:
Oil (MBbl)	1,549	1,639
Natural gas liquids (MBbl)	1,371	1,689
Natural gas (MMcf)	10,456	10,895
Total oil equivalent (MBoe)	4,662	5,144

Average Sales Price Excluding Derivatives(1):
Oil ($ per Bbl)	$47.31	$26.04
Natural gas liquids ($ per Bbl)	19.77	8.91
Natural gas ($ per Mcf)	3.20	2.03
Oil equivalent ($ per Boe)	$28.71	$15.52

Average Sales Price Including Derivatives(2):
Oil ($ per Bbl)	$47.26	$52.71
Natural gas liquids ($ per Bbl)	19.77	8.91
Natural gas ($ per Mcf)	2.93	2.89
Oil equivalent ($ per Boe)	$28.08	$25.85

Average unit costs per Boe:
Oil and natural gas production expenses(3)	$8.63	$8.69
Production and ad valorem taxes	$1.40	$0.77
Depreciation, depletion, amortization and accretion	$7.12	$9.13
Impairment of oil and natural gas properties	$—	$—

(1)	Excludes the impact of derivative instrument settlements.
(2)	Includes the impact of derivative instrument settlements.
(3)	Includes a $3.7 million non-cash gain in 1Q17 and $3.7 million non-cash gain in 1Q16 from the amortization of the deferred gain on Western Catarina Midstream divestiture.

CAPITAL EXPENDITURES

Cash outflows for capital expenditures during the first quarter 2017 totaled approximately $88.1 million.  The Company spent approximately 89 percent of its capital expenditures on drilling, completion, infrastructure, and geology and geophysics activities, and 11 percent related to leasing and business development expenditures.

FINANCIAL RESULTS

On a GAAP basis, the Company reported a net loss attributable to common stockholders of $12.5 million for the first quarter 2017, which includes non-cash mark-to-market gains related to

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hedging activities of $41.8 million and $24.1 million in one-time costs related to the Comanche Transaction and other non-recurring items.

The Company reported Adjusted EBITDA (a non-GAAP financial measure) of approximately $50.6 million which includes a $10.9 million expense related to cash settlement of the Company’s equity-based incentive awards and an Adjusted Loss (a non-GAAP financial measure) of $39.1 million for the first quarter 2017, the latter of which excludes $41.8 million in non-cash mark-to-market gains related to hedging activities and $24.1 million in one-time costs related to the Comanche Transaction and other non-recurring items.  This quarter’s results compares to Adjusted EBITDA of approximately $64.1 million and an Adjusted Loss of approximately $18.2 million reported in the first quarter 2016.  Adjusted EBITDA and Adjusted Earnings (Loss) are non-GAAP financial measures defined in the tables included with today’s news release.

GENERAL AND ADMINISTRATIVE EXPENSE

On a GAAP basis, the Company reported general and administrative (“G&A”) expenses of $67.5 million. Included in G&A expenses is $24.1 million in one-time costs related to the Comanche Transaction and other non-recurring items, $12.1 million of non-cash equity compensation, and $10.9 million associated with cash settled, equity-linked performance awards that vest periodically in accordance with the terms of the Company’s equity-based incentive awards.  Excluding these amounts, G&A expenses during the first quarter 2017 were approximately $20.4 million, which the Company believes is more reflective of its baseline G&A expenses.

	Three Months Ended March 31,
	2017	2016
Base general and administrative	$20,359	$16,136
Stock-based compensation - restricted stock (non-cash)	12,091	2,808
Stock-based compensation - phantom units	10,941	536
Acquisition and divestiture costs included in G&A	24,074	—
Total general and administrative	$67,465	$19,480

For the year, the Company now expects its G&A to be in the range of $3.00 and $3.50 per Boe. However as production ramps up, the Company expects G&A costs per unit of production to materially decline and be in the range of $2.00-$2.50 per Boe in the second half of the year.

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HEDGING UPDATE

The Company hedged an additional 4,000 barrels per day starting in the second quarter 2017 through the end of 2019 at an average swap price of $50.10 per barrel.  Additionally, the Company layered in 50,000 MMBtus per day of gas in 2018 at an average swap price of $3.04 per MMBtu.  More information on the Company’s hedge positions can be found in the Company’s Investor Presentation posted at www.sanchezenergycorp.com.

LIQUIDITY AND CREDIT FACILITY

As of March 31, 2017, the Company had liquidity of approximately $565 million, which consisted of approximately $125 million in cash and cash equivalents, an undrawn Sanchez Energy revolving credit facility with a borrowing base of $350 million and an elected commitment amount of $300 million, and $140 million of available capacity under a subsidiary-level (non-recourse to Sanchez Energy) revolving credit facility with a borrowing base of $330 million.

SHARE COUNT

As of March 31, 2017, the Company had approximately 81.9 million common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of March 31, 2017 would have been approximately 94.4 million.  For the three months ended March 31, 2017, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders per common share, basic and diluted, which are determined in accordance with GAAP, was 69.7 million.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Tuesday, May 9, 2017, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time).  Interested investors can listen to the call via webcast, both live and rebroadcast, over the Internet at:

http://edge.media-server.com/m/p/c7dxdxj7/lan/en.

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ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where, as of March 31, 2017, we have assembled approximately 360,000 net acres. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to the expected financial and operational results of the Company, the expected synergies and benefits related to the Comanche Transaction, and the Company’s G&A expenses for the remainder of the year. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to the failure of acquired assets, including the Comanche assets, and our joint ventures to perform as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related

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to producing oil or gas or completing our ongoing joint venture projects, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in the Company’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  The Company’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by the Company's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of the Company's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA (unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
REVENUES:
Oil sales	$73,276	$42,682
Natural gas liquid sales	27,100	15,045
Natural gas sales	33,467	22,089
Total revenues	133,843	79,816
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	40,225	44,693
Production and ad valorem taxes	6,524	3,943
Depreciation, depletion, amortization and accretion	33,206	46,965
Impairment of oil and natural gas properties	—	22,084
General and administrative (inclusive of stock-based compensation expense of $23,032 and $3,344, respectively, for the three months ended March 31, 2017 and 2016. )	67,465	19,480
Total operating costs and expenses	147,420	137,165
Operating income (loss)	(13,577)	(57,349)
Other income (expense):
Interest income	357	325
Other income (expense)	10,535	(413)
Gain on disposal of assets	5,143	—
Interest expense	(33,025)	(31,606)
Earnings from equity investments	435	512
Net gains (losses) on commodity derivatives	38,881	22,757
Total other income (expense)	22,326	(8,425)
Income (loss) before income taxes	8,749	(65,774)
Income tax expense	(953)	—
Net income (loss)	9,702	(65,774)
Less:
Preferred stock dividends	(3,987)	(3,987)
Preferred unit dividends and distributions	(16,466)	—
Preferred unit amortization	(1,710)	—
Net income allocable to participating securities	—	—
Net income (loss) attributable to common stockholders	$(12,461)	$(69,761)

Net income (loss) per common share - basic	$(0.18)	$(1.20)
Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - basic	69,659	58,099

Net income (loss) per common share - diluted	$(0.18)	$(1.20)
Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - diluted	69,659	58,099

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands, except per share amounts)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$124,585	$501,917
Oil and natural gas receivables	50,292	41,057
Joint interest billings receivables	895	496
Accounts receivable - related entities	6,470	6,401
Fair value of derivative instruments	10,478	—
Deferred tax asset	—	—
Other current assets	8,707	12,934
Total current assets	201,427	562,805
Oil and natural gas properties, at cost, using the full cost method:
Unproved oil and natural gas properties	466,868	231,424
Proved oil and natural gas properties	4,077,686	3,164,115
Total oil and natural gas properties	4,544,554	3,395,539
Less: Accumulated depreciation, depletion, amortization and impairment	(2,769,126)	(2,736,951)
Total oil and natural gas properties, net	1,775,428	658,588

Other assets:
Fair value of derivative instruments	18,358	—
Investments (Investment in SPP measured at fair value of $35.7 million and $26.8 as of March 31, 2017 and December 31, 2016, respectively)	48,644	39,656
Other assets	34,703	25,231
Total assets	$2,078,560	$1,286,280
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,449	$1,076
Other payables	3,180	2,251
Accrued liabilities:
Capital expenditures	52,312	35,154
Other	74,189	82,458
Deferred premium liability	—	2,079
Fair value of derivative instruments	17,059	31,778
Other current liabilities	17,273	22,201
Total current liabilities	172,462	176,997
Long term debt
Long term debt, net of premium, discount and debt issuance costs	1,881,614	1,712,767
Asset retirement obligations	33,994	25,087
Deferred tax liability	238	—
Fair value of derivative instruments	4,319	3,236
Other liabilities	63,506	64,333
Total liabilities	2,156,133	1,982,420
Commitments and contingencies (Note 16)
Mezzanine equity:
Preferred units ($1,000 liquidation preference, 500,000 shares authorized; 500,000 and zero units issued and outstanding as of March 31, 2017 and December 31, 2016, respectively)	403,929	—
Stockholders' equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of March 31, 2017 and December 31, 2016 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of March 31, 2017 and December 31, 2016 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 81,901,412 and 66,156,378 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively)	823	670
Additional paid-in capital	1,340,534	1,112,397
Accumulated deficit	(1,822,912)	(1,809,260)
Total stockholders' deficit	(481,502)	(696,140)
Total liabilities and stockholders' deficit	$2,078,560	$1,286,280

SANCHEZ ENERGY CORPORATION

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Non-GAAP Reconciliation – Adjusted EBITDA

Adjusted EBITDA is a non‑GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.  Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  The following table presents a reconciliation of our net loss to Adjusted EBITDA (in thousands).

	Three Months Ended March 31,
	2017	2016

Net income (loss)	$9,702	$(65,774)
Adjusted by:
Interest expense	33,025	31,606
Net losses (gains) on commodity derivative contracts	(38,881)	(22,757)
Net settlements received (paid) on commodity derivative contracts (1)	(2,905)	53,159
Depreciation, depletion, amortization and accretion	33,206	46,965
Impairment of oil and natural gas properties	—	22,084
Stock-based compensation expense (non-cash)	12,091	2,808
Acquisition and divestiture costs included in general and administrative	24,074	—
Income tax expense	(953)	—
Gain on sale of oil and natural gas properties	(5,143)	—
Gain on embedded derivatives	(685)	—
Gain on investment in SPP	(8,864)	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,702)	(3,703)
Interest income	(357)	(326)

Adjusted EBITDA	$50,608	$64,062

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Earnings

We present Adjusted Earnings (Loss) attributable to common stockholders (“Adjusted Earnings (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Earnings (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.  Adjusted Earnings (Loss) is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  The following table presents a reconciliation of our net income (loss) to Adjusted Earnings (Loss) (in thousands, except per share data):

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	Three Months Ended March 31,
	2017	2016
Net income (loss)	$9,702	$(65,774)
Less:
Preferred stock dividends	(3,987)	(3,987)
Preferred unit dividends and distributions	(16,466)	—
Preferred unit amortization	(1,710)	—
Net income (loss) attributable to common shares and participating securities	(12,461)	(69,761)
Plus:
Net losses (gains) on commodity derivatives contracts	(38,881)	(22,757)
Net settlements received (paid) on commodity derivative contracts (1)	(2,905)	53,159
Impairment of oil and natural gas properties	—	22,084
Stock-based compensation expense (non-cash)	12,091	2,808
Acquisition and divestiture costs included in general and administrative	24,074	—
Gain on sale of oil and natural gas properties	(5,143)	—
Gain on embedded derivatives	(685)	—
Gain on investment in SPP	(8,864)	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,702)	(3,703)
Tax impact of adjustments to net loss (2)	(2,615)	—
Adjusted Earnings (Loss)	(39,091)	(18,170)
Adjusted Earnings (Loss) allocable to participating securities (3)	—	—
Adjusted Earnings (Loss) attributable to common stockholders	$(39,091)	$(18,170)

Weighted average number of shares used to calculate income (loss) attributable to common stockholders - basic and diluted	69,659	58,099

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2)	The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to Adjusted Earnings (Loss).
(3)	The Company's restricted shares of common stock are participating securities.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Revenue

We present Adjusted Revenue in addition to our reported Revenue in accordance with U.S. GAAP. The Company defines Adjusted Revenue as follows: total revenues plus cash settled derivatives. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company's operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and total revenues.

	Three Months Ended March 31,
	2017	2016
Total Revenues	$133,843	$79,816
Net settlements received (paid) on commodity derivative contracts (1)	(2,905)	53,159
Adjusted Revenue	$130,938	$132,975

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797

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